UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION               OMB APPROVAL
                 WASHINGTON, D.C. 20549
                                                         OMB Number: 3235-0145
                      SCHEDULE 13G                    Expires: February 28, 2009
                                                       Estimated average burden
        UNDER THE SECURITIES EXCHANGE ACT OF 1934      hours per response 10.4

                  (AMENDMENT NO. ___)*



                                  ADOLOR CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00724X102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 APRIL 10, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)

[X]    Rule 13d-1(c)

[ ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-------------------------------------                ---------------------------
CUSIP NO.  76028H100                       13G       Page 2 of 8 Pages
-------------------------------------                ---------------------------

     1.        NAMES OF REPORTING PERSONS

               Great Point Partners, LLC

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

               37-1475292

     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

               (a)    [ ]

               (b)    [ ]


     3.        SEC USE ONLY

     4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               USA

NUMBER OF SHARES BENEFICIALLY OWNED BY     5.    SOLE VOTING POWER
      EACH REPORTING PERSON WITH
                                                                                      0

                                           6.    SHARED VOTING POWER

                                                                                      2,475,000
                                           7.    SOLE DISPOSITIVE POWER
                                                                                      0

                                           8.    SHARED DISPOSITIVE POWER

                                                                                      2,475,000

     9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,475,000

     10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               (See Instructions)                                                   [ ]


     11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        5.38%

     12. TYPE OF REPORTING PERSON (See Instructions)

                        OO


-------------------------------------                ---------------------------
CUSIP NO.  76028H100                       13G       Page 3 of 8 Pages
-------------------------------------                ---------------------------


     1.        NAMES OF REPORTING PERSONS

               Dr. Jeffrey R. Jay, M.D.

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

               (a)   [ ]

               (b)   [ ]


     3.        SEC USE ONLY

     4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               USA

NUMBER OF SHARES BENEFICIALLY OWNED BY     5.    SOLE VOTING POWER
      EACH REPORTING PERSON WITH
                                                                                0

                                           6.    SHARED VOTING POWER

                                                                                2,475,000
                                           7.    SOLE DISPOSITIVE POWER
                                                                                0

                                           8.    SHARED DISPOSITIVE POWER

                                                                                2,475,000

     9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,475,000

     10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               (See Instructions)                                               [ ]


     11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        5.38%

     12.       TYPE OF REPORTING PERSON (See Instructions)

                        IN


-------------------------------------                ---------------------------
CUSIP NO.  76028H100                       13G       Page 4 of 8 Pages
-------------------------------------                ---------------------------

        ITEM 1.

                          (a)    Name of Issuer

                                 Adolor Corp.

                          (b)    Address of Issuer's Principal Executive Offices

                                 700 Pennsylvania Drive., Exton, PA 19341

        ITEM 2.

                          (a)    Name of Person Filing

                                            Great Point Partners, LLC
                                            Dr. Jeffrey R. Jay, M.D.

                          The Reporting Persons have entered into a Joint Filing Agreement, dated April 20, 2007, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

                          (b) Address of Principal Business Office, or if none,
                              Residence

                              The address of the principal business office of each of the Reporting Persons is

                                        165 Mason Street, 3rd Floor
                                        Greenwich, CT 06830

                          (c)      Citizenship

                          Great Point Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Dr. Jeffrey R. Jay, M.D. is a citizen of the United States.

                          (d)      Title of Class of Securities

                                   Common Stock

                          (e)      CUSIP Number

                                   00724X102

        ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D.2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                                   Not Applicable.

                          (a)   [ ]   Broker or dealer registered under Section
                                      15 of the Act (15 U.S.C. 78o)

                          (b)   [ ]   Bank as defined in Section 3(a)(6) of the
                                      Act (15 U.S.C. 78c).

                          (c)   [ ]   Insurance company as defined in Section
                                      3(a)(19) of the Act (15. U.S.C. 78c).

                          (d)   [ ]   Investment Company registered under
                                      Section 8 of the Investment Company Act of
                                      1940 (15 U.S.C. 80a-8).

                          (e)   [ ]   An investment adviser in accordance with
                                      ss.240.13d-1(b)(1)(ii)(E).

-------------------------------------                ---------------------------
CUSIP NO.  76028H100                       13G       Page 5 of 8 Pages
-------------------------------------                ---------------------------


                          (f)   [ ]   An employee benefit plan or endowment fund
                                      in accordance with
                                      ss.240.13d-1(b)(1)(ii)(F).

                          (g)   [ ]   A parent holding company or control person
                                      in accordance with
                                      ss.240.13d-1(b)(1)(ii)(G).

                          (h)   [ ]   A savings associations as defined in
                                      Section 3(b) of the Federal Deposit
                                      Insurance Act (12 U.S.C. 1813).

                          (i)   [ ]   A church plan that is excluded from the
                                      definition of an investment company under
                                      Section 3(c)(14) of the Investment Company
                                      Act of 1940 (15 U.S.C. 80a-3).

                          (j)   [ ]   Group, in accordance with
                                      ss.240.13d-1(b)(1)(ii)(J).

        ITEM 4.
                          OWNERSHIP

                          Great Point Partners, LLC ("Great Point") is the investment manager of Biomedical Value Fund, L.P. ("BVF"), and by virtue of such status may be deemed to be the beneficial owner of the 1,336,500 shares of Common Stock of the Issuer owned by BVF (the "BVF Shares"). Dr. Jeffrey R. Jay, M.D. ("Dr. Jay"), as senior managing member of Great Point, has voting and investment power with respect to the BVF Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares.

                          Great Point is the investment manager of Biomedical Offshore Value Fund, Ltd. ("BOVF"), and by virtue of such status may be deemed to be the beneficial owner of the 1,138,500 shares of Common Stock of the Issuer owned by BOVF (the "BOVF Shares"). Dr. Jay, as senior managing member of Great Point, has voting and investment power with respect to the BOVF Shares, and therefore may be deemed to be the beneficial owner of the BOVF Shares.

                          Great Point and Dr. Jay disclaim beneficial ownership of the BVF Shares and the BOVF Shares, except to the extent of their respective pecuniary interest.


                          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                          1. GREAT POINT PARTNERS, LLC

                          (a) Amount beneficially owned: 2,475,000

                          (b) Percent of class: 5.38%.

                          (c) Number of shares as to which the person has:

                              (i)   Sole power to vote or to direct the
                                    vote: -0-

                              (ii)  Shared power to vote or to direct the vote:
                                    2,475,000

                              (iii) Sole power to dispose or to direct the
                                    disposition of:  -0-.

                              (iv) Shared power to dispose or to direct the disposition of: 2,475,000

                          2. DR. JEFFREY R. JAY, M.D.

                          (a) Amount beneficially owned: 2,475,000

                          (b) Percent of class: 5.38%.

                          (c) Number of shares as to which the person has:

-------------------------------------                ---------------------------
CUSIP NO.  76028H100                       13G       Page 6 of 8 Pages
-------------------------------------                ---------------------------

                              (i)   Sole power to vote or to direct the
                                    vote: -0-

                              (ii)  Shared power to vote or to direct the
                                    vote: 2,475,000

                              (iii) Sole power to dispose or to direct the
                                    disposition of:  -0-

                              (iv) Shared power to dispose or to direct the disposition of: 2,475,000


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            See item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable.

ITEM 10.    CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

-------------------------------------                ---------------------------
CUSIP NO.  76028H100                       13G       Page 7 of 8 Pages
-------------------------------------                ---------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 20, 2007

                                         GREAT POINT PARTNERS, LLC

                                         By:  /s/ Dr. Jeffrey R. Jay, M.D.
                                              ---------------------------------
                                              Dr. Jeffrey R. Jay, M.D.,
                                                as senior managing member

                                         /s/ Dr. Jeffrey R. Jay, M.D.
                                         --------------------------------------
                                         Dr. Jeffrey R. Jay, M.D.

                                                                       EXHIBIT A


              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G


The undersigned hereby agree as follows:

         (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

         (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  April 20, 2007

                                         GREAT POINT PARTNERS, LLC

                                         By:  /s/ Dr. Jeffrey R. Jay, M.D.
                                              ----------------------------------
                                              Dr. Jeffrey R. Jay, M.D.,
                                                as senior managing member


                                         /s/ Dr. Jeffrey R. Jay, M.D.
                                         ---------------------------------------
                                         Dr. Jeffrey R. Jay, M.D.